Exhibit 99.1

Odyssey Health, Inc., Enters the $26 Billion Breast Cancer Marketplace

Odyssey Medical Devices, Inc., a subsidiary of Odyssey Health Inc., to acquire exclusive global marketing and distribution rights for the BreastCheck®

LAS VEGAS, Oct. 16, 2025 (GLOBE NEWSWIRE) -- Odyssey Health, Inc. (OTCQB: ODYY), a medical device company with a focus in life-saving medical solutions today announced that the company has signed a sub-licensing agreement for exclusive, worldwide rights to the BreastCheck®, a non-invasive test for breast abnormalities. The definitive agreement, managed through its subsidiary Odyssey Medical Devices, Inc., is subject to certain closing conditions.

The BreastCheck® test can be done at home and takes just 15 minutes. The results are immediate and BreastCheck® has been proven to be a reliable guide in the first stage identification of potential breast abnormalities. While BreastCheck® is not a replacement for a mammogram, it is an effective first line screening device. The technology behind BreastCheck® is FDA registered in the United States, and it is also registered with the relevant regulatory authorities in the European Union and the United Kingdom.

“This is a major step forward in our medical device portfolio. Early detection has significantly increased breast cancer survival rates in recent years. It is estimated that this year 317,000 new cases of invasive breast cancer will be diagnosed in women in the United States. Statistics show that 1 in 8 women in the United States will develop breast cancer in their lifetime,” said Michael Redmond, CEO of Odyssey. “The breast cancer diagnostics market is a rapidly growing sector, currently valued in the low tens of billions of dollars depending on what is included, with forecasts to double, or more, over the next 8-10 years. Growth is being driven by technological advances, such as imaging, AI, genomics, the rising incidence of breast cancer globally, greater emphasis on early detection, and expanding healthcare access especially in emerging markets.”

“We expect to begin commercialization and generate initial revenue from BreastCheck® in the near future, marking our transition from a development-stage to a revenue-generating medtech company,” commented Mr. Redmond.

About BreastCheck®
BreastCheck®, a product of Davion Healthcare PLC, is a safe, accurate and low-cost, way to routinely monitor for breast abnormalities and is intended to be an adjunct to established procedures for the detection of breast disease, such as clinical breast examination and mammography. Abnormalities within the breast frequently produce additional breast heat. BreastCheck® averages temperature at three areas on each breast. By comparing the temperature of corresponding areas of one breast to the other and entering the results on the BreastCheck® Mobile App, results can be interpreted immediately.

About Breast Cancer
Breast cancer is the most common cancer in women worldwide and a leading cause of cancer-related deaths. It occurs when abnormal cells in the breast grow uncontrollably, forming tumors that may spread to other parts of the body. The American Cancer Society estimates that in the United States about 316,950 invasive and 59,080 non-invasive cases are expected in 2025 and breast cancer accounts for roughly 30% of new cancers among women. According to the World Health Organization, in 2022, an estimated 2.3 million women were newly diagnosed with breast cancer worldwide and around 670,000 die from the disease. If current trends continue, by 2050 the number of new breast cancer cases per year is projected to rise to 3.2 million globally.

About Odyssey Health, Inc. Odyssey Health, Inc. (OTCQB: ODYY) is a medical technology company with a focus in the area of life- saving medical solutions. Odyssey’s corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful medical solutions The Company is focused on building and acquiring assets in areas that have an identified technological advantage, provide superior clinical utility, have a substantial market opportunity. Odyssey Medical Devices, Inc is a wholly owned subsidiary of Odyssey Health Inc.

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For more information, visit: https://www.odysseyhealthinc.com/breastcheck

Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the ability of the Company to timely and successfully close on the sub-license agreement. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: the Company’s ability to advance the development and commercialization of the BreastCheck® under the timelines and in accord with the milestones projected; the Company’s ability to raise capital and obtain funding, non-dilutive or otherwise, for the development and commercialization of the BreastCheck®; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the Company’s expectations as to the outcome of the potential benefits, effectiveness and safety of the BreastCheck® including as to administration, manufacturing, distribution and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth is as of the date hereof unless otherwise indicated. You should consider these factors in evaluating the forward-looking statements.

Media and Investors Contacts:
CG CAPITAL
Rich Cockrell
877.889.1972
investorrelations@cg.capital

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